Exhibit 10.2
Performance Stock Units (Annual)

Award Date: February 22, 2018

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933

Re:	Lockheed Martin Corporation 2011 Incentive Performance Award Plan: Performance Stock Unit Award (2018-2020 Performance Period)

Dear Awardee:

On behalf of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors of Lockheed Martin Corporation, I am pleased to tell you that you have been granted a Performance Stock Unit Award (“PSUs”) under the Corporation’s 2011 Incentive Performance Award Plan, as amended (the “Plan”). The purpose of this letter is to serve as the PSU Award Agreement and to set forth your Target Award as well as the terms and conditions to the payment of your Award. Additional terms and conditions are set forth in the Plan and in the Prospectus relating to the Plan of which the Plan document and this Award Agreement are a part. Your Target Award and the Prospectus are available at http://www.stockplanconnect.com. You should retain the Prospectus and the attached copy of the Plan in your records.

Except as described in Section 18, your Award is not effective or enforceable until you properly acknowledge your acceptance of the Award by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Performance Management as instructed below as soon as possible but in no event later than May 31, 2018. Except as described in Section 18, if you do not properly acknowledge your acceptance of this Award Agreement on or before May 31, 2018, this Award will be forfeited.

Assuming prompt and proper acknowledgement of your acceptance of this Award Agreement as described above and in Section 18, this Award will be effective as of the Award Date. Acceptance of this Award Agreement constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award and your agreement to be bound by the restrictions contained in Section 18 and in Exhibit A (“Post-Employment Conduct Agreement”) and Exhibit B (“Stock Ownership Requirements”), as amended from time to time, except where prohibited by law.

The Corporation will comply with all applicable U.S. Tax withholding requirements applicable to the PSUs, the DDEs, and associated Stock. Please see the prospectus for the Plan for a discussion of certain material U.S. Tax consequences of the Award.  If you are a taxpayer in a country other than the U.S., you agree to make appropriate arrangements with the Corporation or its subsidiaries for the satisfaction of all income and employment tax withholding requirements, as well as social insurance contributions applicable to the PSUs, the DDEs, and associated Stock.

Award Date: February 22, 2018

Please see the tax summary for your country at http://www.stockplanconnect.com. If you are a taxpayer in a country other than the U.S., you represent that you will consult with your own tax advisors in connection with this Award and that you are not relying on the Corporation for any tax advice.

Any withholding Tax on your Award will be satisfied by means of the Corporation reducing the number of shares of Stock (and associated DDEs) deliverable to you in respect of a vested Award. If you are an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate. If you are not an Insider at the time of income tax withholding, the Corporation will base withholding on the highest individual tax rate, unless you elect otherwise in accordance with procedures established by the Corporation during an election window offered by the Corporation. If you elect a lower tax rate for withholding, then you may owe additional taxes as a result of the payment of the Award. The Corporation shall also have the right to (i) offset any other obligation of the Corporation to you (including, but not limited to withholding from your salary) by an amount sufficient to satisfy the Tax withholding obligation, or (ii) require you (or your estate) to pay the Corporation an amount equal to the Tax withholding obligation.

Nothing contained in this Award Agreement shall confer upon you any right of continued employment by the Corporation or guarantee that any future awards will be made to you under the Plan. In addition, nothing in this Award Agreement limits in any way the right of the Corporation to terminate your employment at any time. Neither the value of the PSUs awarded to you nor the DDEs will be taken into account for other benefits offered by the Corporation, including but not limited to pension benefits. Notwithstanding any other provision of this Award Agreement to the contrary, no Stock will be issued to you pursuant to this Award Agreement within six months from the Award Date.

Transactions involving Stock delivered under this Award Agreement are subject to the securities laws and CPS 722 (a copy of which has been made available to you). Among other things, CPS 722 prohibits employees of the Corporation from engaging in transactions that violate securities laws or involve hedging or pledging stock. Insiders are subject to additional restrictions. The Corporation recommends that Insiders consult with the Senior Vice President, General Counsel and Corporate Secretary or her staff before entering into any transactions involving Stock or PSUs.

You have no rights as a stockholder to any securities covered by this Award Agreement until the date on which you become the holder of record of such securities. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Plan.

Capitalized terms used in this Award Agreement either shall be defined in this Award Agreement or if not defined in this Award Agreement shall have the meaning given to the term in the Plan. The term “Target Award” as used in this Award Agreement refers only to the Target Award awarded to you under this Award Agreement and the term “Award” refers only to PSUs set forth in this Award Agreement. References to the “Corporation” include Lockheed Martin Corporation and its Subsidiaries. Appendix A contains an index of all capitalized terms used in this Award Agreement.

Award Date: February 22, 2018

Section 1.	Shares Awarded; Performance Period; Vesting Period; Payment of Award.

1.1	Shares Awarded.

(a)     Target Award. Your Target Award for the Performance Period under this Award Agreement shall be the number of whole shares of Stock identified as your Performance Stock Unit (“PSU”) Target Award in your account at http://www.stockplanconnect.com. Your Target Award shall be composed of three pieces:

(i)Your Target Total Stockholder Return Performance Award (approximately 50% of the number of shares in your Target Award);

(ii)Your Target ROIC Performance Award (approximately 25% of the number of shares in your Target Award);

(iii)Your Target Cash Flow Performance Award (approximately 25% of the number of shares in your Target Award).

The Award paid to you shall be calculated in accordance with Section 2.1. The allocation of your Award among your Total Stockholder Return Performance Award, your ROIC Performance Award, and your Cash Flow Performance Award will be made by the Committee based on applicable accounting principles.

(b)    Maximum Award. Your Maximum Award for the Performance Period under this Award Agreement shall be the number of shares of Stock equal to 200% of your Target Award, subject to the provisions of Section 2.1 and the caps contained therein.

(c)    Deferred Dividend Equivalents (“DDEs”). Your Award shall include a payment equal to the cash dividends that would have been paid to you had you owned the numbers of whole shares of Stock equal to your final Award as determined under Section 2.1(d), from the Award Date until the end of the Performance Period.

1.2    Performance Period. The “Performance Period” under this Award Agreement is the three-year performance period that runs from January 1, 2018, until December 31, 2020.

1.3    Vesting Period. The “Vesting Period” under this Award Agreement is the three-year period that runs from February 22, 2018, until the later of (i) February 22, 2021, or (ii) the date on which the Committee certifies in writing that an amount up to your Maximum Award has become an Award for the Performance Period.

1.4    Payment of Award. Your Award will be paid to you in whole shares of Stock (either in book entry or paper form) pursuant to Section 5. The final number of whole shares, if any, payable to you under your Award is dependent upon the Corporation’s performance with respect to each of the metrics described in Section 3 and Section 4, the limits described in Section 2 and your continued employment with the Corporation in accordance with Section 5. As a result of these requirements, the number of whole shares of Stock you receive at the end of the Vesting Period will be between 0% and 200% of your Target Award (based on each factor described in Section 2.1 below) and may be smaller than your Maximum Award (or the performance factors could result in no payment in respect of your Award). Any certificates delivered to you may contain any legend

Award Date: February 22, 2018

the Corporation determines is appropriate under the securities laws. If you are an Insider subject to the reporting provisions of Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”), delivery of Stock in payment of your Award for any reason may be delayed for six months. For example, if the delivery of the Stock would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, delivery will be delayed until the earliest date upon which the delivery either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

Section 2.    Calculation of Award Payments.

2.1    End of Performance Period Calculation. Following the end of the Performance Period and prior to any shares of Stock being issued,

(a)The Committee will calculate the Total Stockholder Return Performance Factor (as described in Section 3.2) based on the Corporation’s performance during the Performance Period relative to the performance of other corporations which compose the “Peer Performance Group” as defined in Section 3.1. Your Target Total Stockholder Return Performance Award (as defined in Section 1.1(a)(i)) shall be multiplied by the Total Stockholder Return Performance Factor with the resulting number of shares to be known as the Earned Total Stockholder Return Performance Award. Fractional shares shall be rounded up to the next whole share. If the Corporation’s Average TSR for the three-year Performance Period is negative, the maximum Earned Total Stockholder Return Performance Factor shall not exceed 100%. Notwithstanding the foregoing, the number of shares of Stock you receive as your Earned Total Stockholder Return Performance Award shall be reduced to the extent necessary so that the Fair Market Value of your Earned Total Stockholder Return Performance Award on the last day of the Vesting Period does not exceed the product of (a) the Fair Market Value of a share of Stock on the Award Date, multiplied by (b) 400%, multiplied by (c) the number of shares in your Earned Total Stockholder Return Performance Award.

(b)The Committee will calculate the ROIC Performance Factor (as described in Section 4.1) based on the Corporation’s ROIC during the Performance Period as compared to the projected ROIC for the Performance Period as set forth in the February 21, 2018, Committee resolution (“ROIC Target”). Your Target ROIC Performance Award (as described in Section 1.1(a)(ii)) will be multiplied by the ROIC Performance Factor with the resulting number of shares to be known as the Earned ROIC Performance Award. Fractional shares shall be rounded up to the next whole share. Notwithstanding the foregoing, the number of shares of Stock you receive as your Earned ROIC Performance Award shall be reduced to the extent necessary so that the Fair Market Value of your Earned ROIC Performance Award on the last day of the Vesting Period does not exceed the product of (a) the Fair Market Value of a share of Stock on the Award Date, multiplied by (b) 400%, multiplied by (c) the number of shares in your Earned ROIC Performance Award.

(c)The Committee will calculate the Cash Flow Performance Factor (as described in Section 4.2) based on the Corporation’s cumulative Cash Flow during the Performance Period as compared to the projected cumulative Cash Flow for the Performance Period as set forth the February 21, 2018, Committee resolution (“Cash Flow Target”). Your Target Cash Flow Performance Award (as described in Section 1.1(a)(iii) will be multiplied by the Cash Flow Performance Factor with the resulting number of shares to be known as the

Award Date: February 22, 2018

Earned Cash Flow Performance Award. Fractional shares shall be rounded up to the next whole share. Notwithstanding the foregoing, the number of shares of Stock you receive as your Earned Cash Flow Performance Award shall be reduced to the extent necessary so that the Fair Market Value of your Earned Cash Flow Performance Award on the last day of the Vesting Period does not exceed the product of (a) the Fair Market Value of a share of Stock on the Award Date, multiplied by (b) 400%, multiplied by (c) the number of shares in your Earned Cash Flow Performance Award.

(d)Your Earned Total Stockholder Return Performance Award, your Earned ROIC Performance Award, and your Earned Cash Flow Performance Award shall be added together to determine the total number of shares to be paid to you as your final Award.

You must (except as specified in Section 5) remain employed by the Corporation through the last day of the Vesting Period to receive your Award. No portion of your Award will be payable until it is fully vested in accordance with Sections 5.1 and 5.2.

2.2    Adjustment of ROIC Target and Cash Flow Target. The Committee will adjust the ROIC Target and Cash Flow Target established as described in Section 2.1(b) and Section 2.1(c), respectively, to account for the impact of an acquisition or divestiture with a transaction value in excess of $1 billion at the time the transaction takes effect.

Section 3.    Total Stockholder Return Performance Factor.

3.1.    Peer Performance Group. The Total Stockholder Return Performance Factor will be based upon the relative ranking of the Corporation’s Average TSR (as defined in Section 3.2(a)) for the Performance Period to the Average TSR for such Period for each corporation in the “Peer Performance Group.” The “Peer Performance Group” shall consist of the corporations which compose the Standard and Poor’s Aerospace and Defense Index reported under symbol S5AERO by Bloomberg L.P. on January 3, 2018, as follows: Arconic Inc. (ARNC), The Boeing Company (BA), L3 Technologies, Inc. (LLL), Raytheon Company (RTN), United Technologies Corporation (UTX), Textron Inc. (TXT), Rockwell Collins, Inc. (COL), TransDigm Group Inc. (TDG), General Dynamics Corporation (GD), Northrop Grumman Corporation (NOC), Harris Corporation (HRS), and Huntington Ingalls Industries (HII). If a company in the Peer Performance Group ceases to be publicly-traded during the Performance Period, then that company will be removed from the Peer Performance Group as of the beginning of the Performance Period.

The Corporation’s Total Stockholder Return will be based on the performance of the Stock. With respect to the corporations that make up the Peer Performance Group, the Total Stockholder Return of each corporation that is taken into account in computing the Peer Performance Group Total Stockholder Return will be based on the equity security of the relevant corporation that is used in computing the Standard and Poor’s Aerospace and Defense Index.

3.2.    Calculation of Total Stockholder Return Performance Factor.

(a)    Calculation of Average TSR. During the Performance Period, the Committee shall compute the Total Stockholder Return (as defined in the Plan and assuming the reinvestment of any cash dividends) for the Corporation and for each other corporation in the Peer Performance Group for 36 periods during the Performance Period where each period begins on January 1, 2018 (based on the closing price for the stock on December

Award Date: February 22, 2018

31, 2017), and ends on the last day of each successive calendar month in the Performance Period on which the New York Stock Exchange is open for trading. Each such Total Stockholder Return shall be computed from data available to the public. At the end of the Performance Period, the 36 Total Stockholder Return figures for each corporation for the Performance Period will be averaged to determine each corporation’s average Total Stockholder Return (“Average TSR”) for the Performance Period. Each corporation’s Average TSR shall be ranked among the Average TSR for each other corporation in the Peer Performance Group on a percentile basis (using the Excel PERCENTRANK function).

(b)    Percentage Level of Target Award. Your Total Stockholder Return Performance Factor, expressed as a percentage, will be determined under this Section 3.2(b) (and Section 3.2(c) to the extent interpolation is necessary) based on the Percentile Ranking (as determined under Section 3.2(a)) of the Corporation’s Average TSR for the Performance Period under the following chart:

Band	Percentile Ranking	Total Stockholder Return Performance Factor
One	75th - 100th	200% (Maximum)
Two	60th	150%
Three	50th	100%
Four	40th	50%
Five	35th	25% (Threshold)

(c)    Total Stockholder Return Performance Factor Interpolation. If the Percentile Ranking as determined under Section 3.2(a) puts the Corporation over the listed Percentile Ranking for the applicable Band (other than Band One) in Section 3.2(b), your Total Stockholder Return Performance Factor under Section 3.2(b) shall be interpolated on a linear basis.

If the Corporation’s Average TSR for the three-year Performance Period is negative, the maximum Total Stockholder Return Performance Factor shall not exceed 100%.

Section 4.    ROIC Performance Factor and Cash Flow Performance Factor.

4.1    ROIC Performance Factor. The ROIC Performance Factor will be determined by comparing the Corporation’s ROIC for the Performance Period to the ROIC Target and then identifying the ROIC Performance Factor based upon the factor associated with the difference on the following table:

Award Date: February 22, 2018

ROIC Band	ROIC Performance Factor
Target +≥ 160 basis points	200% (Maximum)
Target + 120 basis points	175%
Target + 80 basis points	150%
Target + 40 basis points	125%
Target	100%
Target – 10 basis points	75%
Target – 20 basis points	50%
Target – 30 basis points	25% (Threshold)

(a)ROIC Definition. For purposes of this Award Agreement, “ROIC” means return on invested capital for the Performance Period calculated as (A) average annual (i) net income (excluding any charge or addition to net income resulting solely from adjustment of deferred tax assets and liabilities for the effect of enactment of corporate tax reform and related legislation and regulations that change the top United States federal corporate income tax rate by two or more percentage points after February 22, 2018 (“Tax Reform”)) plus (ii) interest expense times one minus the average of the highest marginal federal corporate income tax rates over the three-year Performance Period (“Return”), divided by (B) the average thirteen quarter-end investment balances (beginning with the quarter-end immediately preceding the beginning of the Performance Period) consisting of (i) debt (including current maturities of long-term debt) plus (ii) stockholders’ equity plus the postretirement plans amounts determined quarterly as included in the Corporation’s Statement of Stockholders’ Equity. For any year in which net income would otherwise be affected by Tax Reform, net income shall be adjusted by substituting the effective tax rate assumed in the 2018 Long Range Plan for the actual effective tax rate (and ignoring the adjustment under clause (i) above, if any, to the extent necessary to avoid double counting of tax impacts).

(b)ROIC Determination. Each component of ROIC and the calculation of any postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity shall be determined by the Committee in accordance with generally accepted accounting principles in the United States and be based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the date or period on which ROIC is being determined, the Committee shall make its determination in a manner consistent with the historical practices used by the Corporation in determining the components of ROIC and postretirement plans amounts recorded in the Corporation’s Statement of Stockholders’ Equity for purposes of reporting those items on its audited financial statements, as modified by this paragraph. Notwithstanding the foregoing, ROIC will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standards that is required under generally accepted accounting principles in the United States after February 22, 2018, and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements. ROIC, as included in the 2018 Long Range Plan, and the change in ROIC for purposes of the ROIC Performance Factor, will be determined in accordance with this Section 4.1(b).

Award Date: February 22, 2018

4.2    Cash Flow Performance Factor. The Cash Flow Performance Factor will be determined by comparing the Corporation’s cumulative Cash Flow during the Performance Period to the Cash Flow Target, and then identifying the Cash Flow Performance Factor based upon the factor associated with the change from the Cash Flow Target on the following table:

Cash Flow Band	Cash Flow Performance Factor
Target + ≥ $2.0B or more	200% (Maximum)
Target + $1.5B	175%
Target + $1.0B	150%
Target + $0.5B	125%
Target	100%
Target – $0.2B	75%
Target - $0.5B	50%
Target - $0.7B	25% (Threshold)

(a)Cash Flow Definition. For purposes of this Award Agreement, “Cash Flow” means net cash flow from operations, adjusted to exclude the impact of: (i) the aggregate after tax difference between the amount forecasted in the Corporation’s 2018 Long Range Plan to be contributed by the Corporation to the Corporation’s defined benefit pension plans during the Performance Period and the actual amounts contributed by the Corporation during the Performance Period; (ii) any tax payments or tax benefits during the Performance Period associated with the divestiture of business units, other than tax payments or tax benefits that were included in the Corporation’s 2018 Long Range Plan; and (iii) for any year in which Cash Flow would otherwise be affected by Tax Reform, the aggregate difference between the tax payments forecasted in the 2018 Long Range Plan and the actual tax payments (and adjusting the amount under clause (i) above, if any, to the extent necessary to avoid double counting of tax impacts).

(b)Cash Flow Determination. Cash Flow shall be determined by the Committee based upon the comparable numbers reported on the Corporation’s audited consolidated financial statements or, if audited financial statements are not available for the period for which Cash Flow is being determined, the Committee shall determine Cash Flow in a manner consistent with the historical practices used by the Corporation in determining net cash provided by operating activities as reported in its audited consolidated statement of cash flows, in either case as modified by this paragraph. Notwithstanding the foregoing, Cash Flow will be adjusted to exclude the impact of any change in accounting standards or adoption of any new accounting standards that is required under generally accepted accounting principles in the United States after February 22, 2018, and that is reported in the Corporation’s filings with the Securities and Exchange Commission as having a material effect on the Corporation’s consolidated financial statements.

4.3    Interpolation of ROIC and Cash Flow Metrics. If the change in ROIC or Cash Flow falls between two numbers listed in the applicable table in Section 4.1 or 4.2, the appropriate factor will be interpolated on a linear basis. Notwithstanding the foregoing, the ROIC Performance Factor will always be zero if the ROIC for the Performance Period falls short of the ROIC Target by more

Award Date: February 22, 2018

than 30 basis points and the Cash Flow Performance Factor will always be zero if the aggregate Cash Flow for the Performance Period falls short of the Cash Flow Target by more than $0.7 billion.

Section 5.    Payment of Award.

5.1.    Employment Requirement.

(a)    General Rule. In order to be eligible to receive payment of your final Award as determined under Section 2.1(d), you must accept this Award Agreement as described in Section 18 and remain employed by the Corporation through the last day of the Vesting Period. Except as provided below or where prohibited by law, if your employment as an Employee terminates during the Vesting Period, you shall forfeit your right to receive all or any part of your Award. If you are on Corporation-approved leave of absence at any point during the Vesting Period, for purposes of this Award Agreement, you will be considered to still be in the employ of the Corporation, unless otherwise provided in an agreement between you and the Corporation.

(b)    Exceptions. Notwithstanding Section 5.1(a), if the Committee determines

(i)    that your employment as an Employee terminated, as a result of your death, Total Disability or Retirement, or a Divestiture (each as defined in Section 5.1(c)), or

(ii)    that the Corporation terminated your employment involuntarily after August 22, 2018, (except that, if you are an employee who has been identified by the Corporation as subject to Divestiture, “after August 22, 2018” does not apply to you) as a result of a layoff, including through a voluntary layoff program that constitutes a window program under Section 409A of the Code, you shall be eligible to receive a fraction of your Award and the DDEs with respect to such fraction. The numerator of such fraction shall equal the number of days in the Vesting Period before your employment as an Employee terminated, and the denominator shall equal the total number of days in the Vesting Period. The Committee shall have complete and absolute discretion to make the determinations called for under this Section 5.1(b), and all such determinations shall be binding on you and on any person who claims all or any part of your Award on your behalf as well as on the Corporation. If you terminate employment during the Vesting Period but are eligible to receive a portion of your Award as a result of an exception under this Section 5.1(b), payment of such portion of your Award and DDEs shall be in full satisfaction of all rights you have under this Award Agreement.

(c)    Special Definitions. For purposes of this Award Agreement:

(i)    Your employment as an Employee shall be treated as terminating because of a “Total Disability” on the date you commence receiving a benefit under the Corporation’s long-term disability plan in which you participate, or if you are not enrolled in the Corporation’s long-term disability plan, the date on which long-term disability benefits would commence under the plan under which you would have been covered, had you enrolled, using the standards set forth in that plan;

Award Date: February 22, 2018

(ii)    Your employment as an Employee shall be treated as terminating as a result of Divestiture if the Corporation divests all or substantially all of a business operation of the Corporation and such divestiture results in the termination of your employment with the Corporation and a transfer of such employment to the other party in the Divestiture. A “Divestiture” shall mean a transaction that results in the transfer of control of the business operation divested to any person, corporation, association, partnership, joint venture, limited liability company or other business entity of which less than 50% of the voting stock or other equity interests are owned or controlled directly or indirectly by the Corporation, by one or more of the Corporation’s Subsidiaries or by any combination thereof; and

(iii)    Your employment as an Employee shall be treated as terminating because of “Retirement” if the effective date of your termination of employment is after August 22, 2018, and (1) after you reach age 65, or (2) after you reach age 55 and have (at the time of your termination) completed at least ten years of service with the Corporation. The effective date of your termination is the first of the month following the date you terminate services with the Corporation.

(d)	Resignation or Termination before February 22, 2021.

(i)    Except where prohibited by law, if you resign or your employment otherwise terminates before February 22, 2021, other than on account of death, Total Disability, layoff, Retirement or Divestiture (as described above) or Change in Control (as described below), you will forfeit your right to receive all or any part of your Award on the date of your termination.

(ii)    Except where prohibited by law, if your employment terminates before February 22, 2021, by action of the Corporation due to your misconduct, then you will forfeit your right to receive all or any part of your Award on the date of your termination. If your employment terminates due to your misconduct after August 22, 2018, but before February 22, 2021, then you will not be eligible to receive a fraction of your Award pursuant to Section 5.1(b) of the Award Agreement, even if at the time of your termination due to misconduct you have attained (i) age 55 and ten years of service, or (ii) age 65. The business area or Enterprise Operations review committee responsible for determinations of misconduct, or the Committee if you are an Elected Officer, will determine if your employment terminates due to misconduct.

(e)    Rules Applicable to Canadian Employees. If you are employed in Canada, for purposes of the Award Agreement, the date of termination of employment will be the last day of actual and active employment. For the avoidance of doubt, except as may be required by applicable minimum standards legislation, no period of notice or payment in lieu of notice that is given or that ought to have been given under any applicable law or contract in respect of such termination of employment that follows or is in respect of a period after your last day of actual and active employment, if any, will be considered as extending your period of employment for the purposes of determining your entitlement under this Agreement.

5.2.    Payment Rules.

Award Date: February 22, 2018

(a)Vesting. If you are eligible to receive an Award under Section 5.1(a) or a fraction of an Award under Section 5.1(b), your Award shall vest on the last day of the Vesting Period.

(b)Method of Payment. Your Award shall be paid in whole shares of Stock. DDEs on the shares underlying your Award, if any, shall be paid in cash. In the event of your death, your payment will be made to your estate.

(c)Timing of Payment. You shall have the right to receive your Award plus DDEs as soon as administratively practicable following the Vesting Period, but no later than the earlier of the March 15 or 60 days following the date on which the Committee certifies in writing that your Target Award has become an Award for the Performance Period (for taxpayers in Canada or as otherwise required by local country law, no later than December 31st of the year in which your Award is certified).

5.3.    Cutback. Any payment called for under Section 5.2 will be reduced to the extent that such payment together with payments attributable to any other Share-Based Awards that are granted during 2018 as Performance-Based Awards exceeds 1,000,000 shares of Stock. Amounts in excess of 1,000,000 shares shall be forfeited. Any DDEs on forfeited shares shall also be forfeited.

Section 6.    No Assignment – General Creditor Status.

You shall have no right to assign any interest you might have in all or any part of the Target Award or Award which has been granted to you under this Award Agreement and any attempt to do so shall be null and void and shall have no force or effect whatsoever. Furthermore, all payments called for under this Award Agreement shall be made from the Corporation’s general assets, and your right to payment from the Corporation’s general assets shall be the same as the right of a general and unsecured creditor of the Corporation. Until a share of Stock is delivered to you, you generally will not have the rights and privileges of a stockholder. In particular, you will not have the right to vote your PSUs on any matter put to the stockholders of the Corporation; you may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber PSUs; and you will not have the right to receive any dividends paid to stockholders or dividend equivalents on the PSUs.

Section 7.    Plan.

This Award Agreement shall be subject to all of the terms and conditions set forth in the Plan.

Section 8.    Change in Control.

8.1.    Change in Control during the Performance Period.

(a)In the event of a consummation of a Change in Control during the Performance Period, your Target Award (and DDEs) will become vested (i) on the effective date of the Change in Control if the PSUs are not assumed, continued, or equivalent restricted securities are not substituted for your PSUs by the Corporation or its successor, or (ii) if the PSUs are assumed, continued or substituted by the Corporation or its successor, on the effective date of your involuntary termination other than for Cause (not including death

Award Date: February 22, 2018

or Total Disability) or your voluntary termination with Good Reason, in either case, within the 24-month period following the consummation of the Change in Control; provided that any such termination is also a “separation from service” under Code section 409A.

(b)In the event the PSUs vest in accordance with this Section 8.1 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and DDEs shall be delivered to you within 14 days of the date on which you become vested.

8.2.    Change in Control during the Vesting Period.

(a)In the event of a consummation of a Change in Control after the end of the Performance Period but during the Vesting Period, you will vest in your Target Award (and DDEs) (i) on the effective date of the Change in Control if the PSUs are not assumed or continued or equivalent restricted securities are not substituted for your PSUs by the Corporation or its successor, or (ii) on the earlier of the end of the Vesting Period or the effective date of your termination if the PSUs are assumed, continued or substituted for, upon your involuntary termination other than for Cause (not including death or Total Disability) or your voluntary termination with Good Reason, in either case, prior to the end of the Vesting Period.

(b)In the event the PSUs vest in accordance with this Section 8.2 (whether immediately following the Change in Control or following your termination), the shares of Stock or equivalent substituted securities in which you have become vested and DDEs shall be delivered to you within 14 days of the date on which you become vested.

8.3     Special Definitions. For purposes of this Award Agreement:

(a)	“Cause” shall mean either of the following:

(i)Conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability); or

(ii)Willful misconduct that is materially injurious to the Corporation’s financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by you (a) in bad faith; (b) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (c) in circumstances where you had reasonable cause to believe that the act or failure to act was unlawful.

(b)“Good Reason” shall mean, without your express written consent, the occurrence of any one or more of the following after the Change in Control:

(i)A material and substantial reduction in the nature or status of your authority or responsibilities;

(ii)A material reduction in your annualized rate of base salary;

Award Date: February 22, 2018

(iii)A material reduction in the aggregate value of your level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies;

(iv)A material reduction in the aggregate level of participation in equity-based incentive compensation plans; or

(v)Your principal place of employment is relocated to a location that is greater than 50 miles from your principal place of employment on the date the Change in Control is consummated.

Your continued employment following an event that would constitute a basis for voluntary termination with Good Reason shall not constitute Good Reason if you consent to, or waive your rights with respect to any circumstances constituting Good Reason. In addition, the occurrence of an event described in (i) through (v) shall constitute the basis for voluntary termination for Good Reason only if you provide written notice of your intent to terminate employment within 90 days of the first occurrence of such event and the Corporation has had at least 30 days from the date on which such notice is provided to cure such occurrence. If you do not terminate employment for Good Reason within 180 days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

8.4.    Special Rule. Notwithstanding Section 8.1 or 8.2, if a payment in accordance with those provisions would result in a nonexempt short-swing transaction under Section 16(b) of the Exchange Act, then the date of distribution to you shall be delayed until the earliest date upon which the distribution either would not result in a nonexempt short-swing transaction or would otherwise not result in liability under Section 16(b) of the Exchange Act.

Section 9.    Amendment and Termination.

As provided in Section 9 of the Plan, the Board of Directors may at any time amend, suspend or discontinue the Plan and the Committee may at any time amend this Award Agreement. Notwithstanding the foregoing, no such action by the Board of Directors or the Committee shall amend Sections 1, 2, 3, 4, or 5 in a manner adverse to you or reduce the amount payable hereunder in a material manner without your written consent. For this purpose, a change in the amount payable hereunder that occurs solely by reason of a change in the date or form of payment due to Section 409A of the Code or Section 16 of the Exchange Act shall in no case be treated as a reduction prohibited by this Section 9. Thus, for example, if an amount payable by reason of Section 8 is delayed by an amendment to this Award Agreement or other action undertaken to comply with Section 409A of the Code and the amount payable is reduced solely by reason of a corresponding delay in the date of valuation of a share of Stock, such a change shall not be treated as a reduction prohibited by this Section 9. This Section 9 shall be construed and applied so as to permit the Committee to amend this Award Agreement at any time in any manner reasonably necessary or appropriate in order to comply with the requirements of Section 16 of the Exchange Act and of Section 409A of the Code, including amendments regarding the timing and form of payments hereunder.

Section 10.	Data Privacy Consent For Employees Located Outside Of The United States.

Award Date: February 22, 2018

To the extent recognized under applicable law, you hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your Personal Data (defined below) as described in this Award Agreement by and among the Corporation for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Corporation collects, holds, uses and processes certain information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Corporation, details of all awards or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Corporation acts as the controller/owner of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Corporation protects the Personal Data that it receives in the United States from the European Union in accordance with the EU-U.S. Privacy Shield. You can obtain further information about Privacy Shield in the Corporation's European Employee Privacy Notice, which can currently be accessed through the Corporation's Cross Function Procedure CRX-017.

You understand that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You may request a list with the names and addresses of any third-party recipients of the Personal Data by contacting your local human resources representative. Where disclosing Personal Data to these third parties, the Corporation provides appropriate safeguards for protecting the transfer of your Personal Data, such as establishing standard data protection clauses with the third parties as adopted by the European Commission. You may request a copy of, or information about, such safeguards by contacting your local human resources representative. You authorize these third-party recipients to receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Corporation may elect to administer the settlement of any award. You understand that Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan and comply with applicable legal requirements.

To the extent provided by your local law, you may, at any time, have the right to request: access to your Personal Data, rectification of your Personal Data, erasure of your Personal Data, restriction of processing of your Personal Data, and portability of your Personal Data. You may also have the right to object, on grounds related to a particular situation, to the processing of your Personal Data, as well as to refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Section 11.	No Assurance of Employment; No Right to an Award; Value of Award.

Nothing contained in the Plan or in this Award Agreement shall confer upon you any right to continue in the employ or other service of the Corporation or constitute any contract (of

Award Date: February 22, 2018

employment or otherwise) or limit in any way the right of the Corporation to change your compensation or other benefits or to terminate your employment with or without cause. You acknowledge and agree as follows:

(a)the Plan is discretionary in nature and that the Board of Directors may amend, suspend, or terminate it at any time;

(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of any PSUs, or benefits in lieu of any PSUs even if PSUs have been granted repeatedly in the past;

(c)all determinations with respect to such future PSUs, if any, including but not limited to the times when PSUs shall be granted or when PSUs shall vest, will be at the sole discretion of the Committee;

(d)your participation in the Plan is voluntary;

(e)the value of the PSUs is an extraordinary item of compensation, which is outside the scope of your employment contract (if any), except as may otherwise be explicitly provided in your employment contract;

(f)the PSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;

(g)the PSUs shall expire upon termination of your employment for any reason except as may otherwise be explicitly provided in the Plan and this Award Agreement;

(h)the future value of the shares is unknown and cannot be predicted with certainty; and

(i)no claim or entitlement to compensation or damages arises from the termination of the PSUs or diminution in value of the PSUs or Stock and you irrevocably release the Corporation from any such claim that may arise.

Section 12.    Conflict.

In the event of a conflict between this Award Agreement and the Plan, the Plan document shall control.

Section 13.    Compliance with Section 409A of the Code.

It is the intent of the Corporation that your Award not be subject to taxation under Section 409A(a)(1) of the Code. Nevertheless, in the event that your Award is or could be subject to Section 409A of the Code, as determined by the Senior Vice President, Human Resources, in consultation with the General Tax Counsel or his or her delegate, the following rules apply: (i) the Award will be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code; (ii) no Award

Award Date: February 22, 2018

payment will be made on account of your termination of employment unless the termination of employment constitutes a “separation from service” under Code section 409A(a)(2)(a)(i); and (iii) if you are a “specified employee” within the meaning of Code section 409A, any payment in respect of this Award made on account of a termination of employment will be delayed for six (6) months following such termination of employment, and then made at the earliest date permitted by Section 409A of the Code.

Section 14.    Post-Employment Covenants & Stock Ownership Requirements.

Except where prohibited by law, by accepting this Award Agreement as described in Section 18, you agree to the terms of the Post-Employment Conduct Agreement contained in Exhibit A to this Award Agreement and you acknowledge receipt of the Stock Ownership Requirements (“Ownership Requirements”) attached as Exhibit B to this Award Agreement and agree to comply with such Ownership Requirements as amended from time to time. If you are not a Vice President (or above) on February 22, 2018, but you are promoted to Vice President (or above) prior to February 22, 2021, the Ownership Requirements as in effect at that time shall become applicable to you on the date of your promotion to Vice President (or above).

Section 15.    English Language.

You have received the terms and conditions of this Award Agreement and any other related communications, and you consent to having received these documents, in English. If you have received this Award Agreement or any other documents related to the Plan translated into a language other than English, and if the translated version is different from the English version, the English version will control.

Quebec Residents Only: The Parties have agreed that this Award Agreement, the Plan as well as any notice, document or instrument relating to them be drawn up in English only. You acknowledge that, upon your reasonable request, the Corporation will provide a French translation of such documents to you. Les parties aux présentes ont convenu que la présente accord, le "Plan," ainsi que tous autres avis, actes ou documents s'y rattachant soient rédigés en anglais seulement. Vous reconnaissez que, à votre demande raisonnable, "the Corporation" fournit une traduction française de ces documents à vous.

Section 16.    Currency Exchange Risk.

If your functional currency is not the U.S. dollar, you agree and acknowledge that you will bear any and all risk associated with the exchange or fluctuation of currency associated with the Award (the “Currency Exchange Risk”). You waive and release the Corporation and its subsidiaries from any potential claims arising out of the Currency Exchange Risk.

Section 17.    Exchange Control Requirements.

You agree and acknowledge that you will comply with any and all exchange control requirements applicable to the Award and any resulting funds including, without limitation, reporting or repatriation requirements.

Section 18.    Execution; Acceptance; Electronic Delivery.

Award Date: February 22, 2018

By executing this Award Agreement, you consent to receive copies of the Prospectus applicable to this Award from this internet site (http://www.stockplanconnect.com) as well as to electronic delivery of the Corporation’s annual report on Form 10-K, annual proxy statement and quarterly reports on Form 10-Q. This consent can only be withdrawn by written notice to the Vice President of Compensation and Performance Management at the address noted below. The Corporation may, in its sole discretion, decide to deliver any documents related to the Award under the Plan or future Awards that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

No Award is enforceable until you properly acknowledge your acceptance by completing the electronic receipt or returning an executed copy of this Award Agreement to the Vice President of Compensation and Performance Management as soon as possible but in no event later than May 31, 2018. Acceptance of this Award Agreement must be made only by you personally or by a person acting pursuant to a power of attorney in the event of your inability to acknowledge your acceptance (and not by your estate, your spouse or any other person) and constitutes your consent to any action taken under the Plan consistent with its terms with respect to this Award. Notwithstanding the foregoing, this Award will be enforceable and deemed accepted, and will not be forfeited, if you are unable to accept this Award Agreement personally by May 31, 2018, due to your death, disability, incapacity, deployment in the Armed Forces, or similar unforeseen circumstance as determined by the Corporation in its discretion. The Committee has authorized electronic means for the delivery and acceptance of this Award Agreement. If you desire to accept this Award, you must acknowledge your acceptance and receipt of this Award Agreement, either electronically or by signing and returning a copy of this letter on or before May 31, 2018, as follows:

•	Electronic Acceptance: Go to http://www.stockplanconnect.com; or

•	By Mail: Nick Lossia, Vice President of Compensation and Performance Management, Lockheed Martin Corporation, Mail Point 126, 6801 Rockledge Drive, Bethesda, MD 20817.

Assuming prompt and proper acknowledgment of this Award Agreement as described in Section 18, this Award will be effective as of the Award Date.

Sincerely,

Patricia L. Lewis
Senior Vice President,
Human Resources

(For written acceptance, please complete, sign, and return by mail.)

By accepting this Award Agreement as described in Section 18, employees located outside of the U.S. are consenting to the processing of Personal Data as described in Section 10.

Award Date: February 22, 2018

Signed by:

Signature	Date

Print Name	Employee ID

Award Date: February 22, 2018

Appendix A
Capitalized Terms

Average TSR	§ 3.2(a)
Award	6th ¶
Award Date	Header
Cash Flow	§ 4.2(a)
Cash Flow Performance Factor	§ 4.2
Cash Flow Target	§ 2.1(c)
Cause	§ 8.3(a)
Change in Control	Plan
Code	Plan
Committee	1st ¶
Corporation	6th ¶
DDE	§ 1.1(c)
Divestiture	§ 5.1(c)(ii)
Earned Cash Flow Performance Award	§2.1(c)
Earned ROIC Performance Award	§2.1(b)
Earned Total Stockholder Return Performance Award	§2.1(a)
Employee	Plan
Exchange Act	Plan
Fair Market Value	Plan
Good Reason	§ 8.3(b)
Insider	Plan
Maximum Award	§ 1.1(b)
Peer Performance Group	§ 3.1
Performance-Based Award	Plan
Performance Period	§ 1.2
Personal Data	§ 10
Plan	1st ¶
PSU	§ 1.1(a)
Retirement	§ 5.1(c)(iii)
Return	§ 4.1(a)
ROIC	§ 4.1(a)
ROIC Performance Factor	§ 4.1
ROIC Target	§ 2.1(b)
Share-Based Awards	Plan
Stock	Plan
Target Award	6th ¶§ 1.1(a)
Target Cash Flow Performance Award	§ 1.1(a)(iii)
Target ROIC Performance Award	§ 1.1(a)(ii)
Target Total Stockholder Return Performance Award	§ 1.1(a)(i)
Total Disability	§ 5.1(c)(i)
Total Stockholder Return	Plan; § 3.2(a)
Total Stockholder Return Performance Factor	§ 3.1; § 3.2
Vesting Period	§ 1.3

Award Date: February 22, 2018

Exhibit A

Post-Employment Conduct Agreement
(PSU Grant)

This Post-Employment Conduct Agreement (this “PECA”) attached as Exhibit A to the Award Agreement with an Award Date of February 22, 2018, (the “Award Agreement”) is entered into in consideration of, among other things, the grant of performance restricted stock units to me under the Award Agreement (the “PSUs”) pursuant to the Lockheed Martin Corporation 2011 Incentive Performance Award Plan, as amended (the “Plan”). References to the “Corporation” shall include Lockheed Martin Corporation and its Subsidiaries. By accepting the PSUs, I agree as follows:

1.Restrictions Following Termination of Employment.

(a)Covenant Not To Compete - Without the express written consent of the ”Required Approver” (as defined in Section 6), during the one-year period (or two-year period for Elected Officers) following the date of my termination of employment (the “Termination Date”) with the Corporation, I will not, directly or indirectly, be employed by, provide services to, or advise a “Restricted Company” (as defined in Section 6), whether as an employee, advisor, director, officer, partner or consultant, or in any other position, function or role that, in any such case,

(i)    oversees, controls or affects the design, operation, research, manufacture, marketing, sale or distribution of “Competitive Products or Services” (as defined in Section 6) of or by the Restricted Company, or

(ii)    would involve a substantial risk that the “Confidential or Proprietary Information” (as defined in Section 1(c)) of the Corporation (including but not limited to technical information or intellectual property, strategic plans, information relating to pricing offered to the Corporation by vendors or suppliers or to prices charged or pricing contemplated to be charged by the Corporation, information relating to employee performance, promotions or identification for promotion, or information relating to the Corporation’s cost base) could be used to the disadvantage of the Corporation.

Section 1(a)(i) and (ii) shall not apply to residents of California.

To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct (such as the ABA Model Rules of Professional Conduct and state versions thereof), Sections 1(a)(i) and (ii) and Section 1(b) relating to non-solicitation, shall apply to individuals who are employed by the Corporation in an attorney position and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation does not include practicing law.

In lieu of Section 1(a)(i) and (ii), as well as Section 1(b) relating to non-solicitation, the following Section 1(a)(iii) shall apply to individuals who are employed by the Corporation in an

Award Date: February 22, 2018

attorney position, and whose occupation during the one-year (or two-year, for Elected Officers) period following employment with the Corporation includes practicing law.

(iii)    Post-Employment Activity As a Lawyer – I acknowledge that as counsel to the Corporation, I owe ethical and fiduciary obligations to the Corporation and that at least some of these obligations will continue even after my Termination Date with the Corporation. I agree that after my Termination Date I will comply fully with all applicable ethical and fiduciary obligations that I owe to the Corporation. To the extent permitted by applicable law, including but not limited to any applicable rules governing attorney conduct, I agree that I will not:

(a)	Represent any client in the same or a substantially related matter in which I represented the Corporation where the client’s interests are materially adverse to the Corporation; or

(b)
Disclose confidential information relating to my representation of the Corporation, including the disclosure of information that is to the disadvantage of the Corporation, except for information that is or becomes generally known.

The Corporation’s Senior Vice President, General Counsel, and Corporate Secretary or the General Tax Counsel, as applicable, will determine in his or her discretion whether an individual is employed by the Corporation in an attorney position.

(b)Non-Solicit – Without the express written consent of the Required Approver, during the two-year period following the Termination Date, I will not (i) cause or attempt to cause, directly or indirectly, the complete or partial loss of any contract in effect before the Termination Date between the Corporation and any customer, supplier, distributor or manufacturer of or to the Corporation with which I was responsible, in whole or in part, for soliciting, negotiating, implementing, managing, or overseeing or (ii) induce or attempt to induce, directly or indirectly, any person who is an employee of the Corporation with whom I worked or interacted with within two years prior to the Termination Date to cease employment with the Corporation in order to perform work or services for any entity other than the Corporation.

(c)Protection of Proprietary Information – Except to the extent required by law, following my Termination Date, I will have a continuing obligation to comply with the terms of any non-disclosure or similar agreements that I signed while employed by the Corporation committing to hold confidential the “Confidential or Proprietary Information” (as defined below) of the Corporation or any of its affiliates, subsidiaries, related companies, joint ventures, partnerships, customers, suppliers, partners, contractors or agents, in each case in accordance with the terms of such agreements. I will not use or disclose or allow the use or disclosure by others to any person or entity of Confidential or Proprietary Information of the Corporation or others to which I had access or that I was responsible for creating or overseeing during my employment with the Corporation. In the event I become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise) to disclose any proprietary or confidential information, I will immediately notify the Corporation’s Senior Vice President, General Counsel and Corporate Secretary as to the existence of the obligation and will cooperate with any

Award Date: February 22, 2018

reasonable request by the Corporation for assistance in seeking to protect the information. All materials to which I have had access, or which were furnished or otherwise made available to me in connection with my employment with the Corporation shall be and remain the property of the Corporation. For purposes of this PECA, “Confidential or Proprietary Information” means Proprietary Information within the meaning of CRX-015C (a copy of which has been made available to me), including but not limited to information that a person or entity desires to protect from unauthorized disclosure to third parties that can provide the person or entity with a business, technological, or economic advantage over its competitors, or which, if known or used by third parties or if used by the person’s or entity’s employees or agents in an unauthorized manner, might be detrimental to the person’s or entity’s interests. Confidential or Proprietary Information may include, but is not limited to:

(i)    existing and contemplated business, marketing and financial business information such as business plans and methods, marketing information, cost estimates, forecasts, financial data, cost or pricing data, bid and proposal information, customer identification, sources of supply, contemplated product lines, proposed business alliances, and information about customers or competitors, and

(ii)    existing and contemplated technical information and documentation pertaining to technology, know how, equipment, machines, devices and systems, computer hardware and software, compositions, formulas, products, processes, methods, designs, specifications, mask works, testing or evaluation procedures, manufacturing processes, production techniques, research and development activities, inventions, discoveries, and improvements, and

(iii)    human resources and personnel information.

(d)No Disparagement – Following the Termination Date, I will not make any statements, whether verbal or written, that disparage or reasonably may be interpreted to disparage the Corporation or its directors, officers, employees, technology, products or services with respect to any matter whatsoever.

(e)Cooperation in Litigation and Investigations – Following the Termination Date, I will, to the extent reasonably requested, cooperate with the Corporation in any pending or future litigation (including alternative dispute resolution proceedings) or investigations in which the Corporation or any of its subsidiaries or affiliates is a party or is required or requested to provide testimony and regarding which, as a result of my employment with the Corporation, I reasonably could be expected to have knowledge or information relevant to the litigation or investigation. Notwithstanding any other provision of this PECA, nothing in this PECA shall affect my obligation to cooperate with any governmental inquiry or investigation or to give truthful testimony in court.

2.Consideration and Acknowledgement. I acknowledge and agree that the benefits and compensation opportunities being made available to me under the Award Agreement are in addition to the benefits and compensation opportunities that otherwise are or would be available to me in connection with my employment by the Corporation and that the grant of the PSUs is expressly made contingent upon my agreements with the Corporation set forth in this PECA. I acknowledge that the scope and duration of the restrictions in Section 1 are necessary to be effective and are fair and reasonable in light of the value of the benefits and compensation

Award Date: February 22, 2018

opportunities being made available to me under the Award Agreement. I further acknowledge and agree that as a result of the high level executive and management positions I hold with the Corporation and the access to and extensive knowledge of the Corporation's Confidential or Proprietary Information, employees, suppliers and customers, these restrictions are reasonably required for the protection of the Corporation's legitimate business interests.

3.Remedies For Breach of Section 1; Additional Remedies of Clawback and Recoupment.

(a)    I agree, upon demand by the Corporation, to forfeit, return or repay to the Corporation the “Benefits and Proceeds” (as defined below) in the event any of the following occur:

(i)    I breach any of the covenants or agreements in Section 1;

(ii)    The Corporation determines that either (a) my intentional misconduct or gross negligence, or (b) my failure to report another person’s intentional misconduct or gross negligence of which I had knowledge during the period I was employed by the Corporation, contributed to the Corporation having to restate all or a portion of its financial statements filed for any period with the Securities and Exchange Commission;

(iii)    The Corporation determines that I engaged in fraud, bribery or any other illegal act or that my intentional misconduct or gross negligence (including the failure to report the acts of another person of which I had knowledge during the period I was employed by the Corporation) contributed to another person’s fraud, bribery or other illegal act, which in any such case adversely affected the Corporation’s financial position or reputation; or

(iv)    Under such other circumstances specified by final regulation issued by the Securities and Exchange Commission entitling the Corporation to recapture or clawback “Benefits and Proceeds” (as defined below).

(b)    The remedy provided in Section 3(a) shall not be the exclusive remedy available to the Corporation for any of the conduct described in Section 3(a) and shall not limit the Corporation from seeking damages or injunctive relief.

(c)    For purposes of this Section 3, “Benefits and Proceeds” means (i) to the extent I own Stock issued in respect of vested PSUs, such Stock; (ii) to the extent I no longer own the shares of Stock of the Corporation issued in respect of the PSUs, cash in an amount equal to the greater of (x) the value of such Stock on the date the associated PSUs vested (which, unless otherwise determined by the Management Development and Compensation Committee of the Board of Directors of the Corporation, shall be equal to the closing price of the shares of Common as finally reported by the New York Stock Exchange on such date), and (y) the proceeds received in connection with the disposition of such Stock; and (iii) to the extent I have not earned the PSUs fully, all of my remaining rights, title or interest in my Award and any accrued dividend equivalents with respect thereto.

Award Date: February 22, 2018

4.Injunctive Relief. I acknowledge that the Corporation’s remedies at law may be inadequate to protect the Corporation against any actual or threatened breach of the provisions of Section 1 or the conduct described in Section 3(a), and, therefore, without prejudice to any other rights and remedies otherwise available to the Corporation at law or in equity (including but not limited to, an action under Section 3(a)), the Corporation shall be entitled to injunctive relief in its favor and to specific performance without proof of actual damages and without the requirement of the posting of any bond or similar security.

5.Invalidity; Unenforceability. It is the desire and intent of the parties that the provisions of this PECA shall be enforced to the fullest extent permissible. Accordingly, if any particular provision of this PECA is adjudicated to be invalid or unenforceable, this PECA shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this provision in the particular jurisdiction in which such adjudication is made.

6.Definitions. Capitalized terms not defined in this PECA have the meaning given to them in the Plan, as applicable. For purposes of this PECA, the following terms have the meanings given below:

(a)    “Restricted Company” means The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, the Raytheon Company, United Technologies Corporation, Honeywell International Inc., BAE Systems Inc., L-3 Communications Corporation, the Harris Corporation, Thales, Airbus Group, Inc., Textron Inc., Finmeccanica SpA, Leidos Holdings, Inc. and (i) any entity directly or indirectly controlling, controlled by, or under common control with any of the foregoing, and (ii) any successor to all or part of the business of any of the foregoing as a result of a merger, reorganization, consolidation, spin-off, split-up, acquisition, divestiture, or similar transaction.

(b)    “Competitive Products or Services” means products or services that compete with, or are an alternative or potential alternative to, products sold or services provided by a subsidiary, business area, division or operating unit or business of the Corporation as of the Termination Date and at any time within the two-year period ending on the Termination Date; provided, that, (i) if I had direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided during that two-year period by the subsidiary, business area, division or operating unit of the Corporation for which I had responsibility, and (ii) if I did not have direct responsibility for the business of, or function with respect to, a subsidiary, or for a business area, division or operating unit or business of the Corporation at any time within the two-year period ending on the Termination Date, Competitive Products or Services includes the products so sold or the services so provided by a subsidiary, business area, division or operating unit of the Corporation for which I had access (or was required or permitted such access in the performance of my duties or responsibilities with the Corporation) to Confidential or Proprietary Information of the Corporation at any time during the two-year period ending on the Termination Date.

(c)    “Required Approver” means:

Award Date: February 22, 2018

(i)    with respect to the Chairman, President and Chief Executive Officer, the Management and Development Committee of the Corporation’s Board of Directors;

(ii)    with respect to an Elected Officer, the Corporation’s Chairman, President and Chief Executive Officer; or

(iii)    with respect to all other employees, the Senior Vice President, Human Resources of the Corporation.

(d)    “Elected Officer” means an officer of the Corporation who was elected to his or her position by the Corporation’s Board of Directors.

7.Miscellaneous.

(a)    The Plan, the Award Agreement (with Exhibit B) and this PECA constitute the entire agreement governing the terms of the award of the PSUs to me.

(b)    This PECA shall be governed by Maryland law, without regard to its provisions governing conflicts of law. Any enforcement of, or challenge to, this PECA may only be brought in the United States District Court for the District of Maryland, unless such court determines that it does not have subject matter jurisdiction, in which case any such enforcement or challenge may be brought in the Circuit Court of Maryland.  Both parties consent to the proper jurisdiction and venue of such court, as applicable, for the purpose of enforcing or challenging this PECA.

(c)    This PECA shall inure to the benefit of the Corporation’s successors and assigns and may be assigned by the Corporation without my consent.

(d)    This PECA provides for certain obligations on my part following the Termination Date and shall not, by implication or otherwise, affect in any way my obligations to the Corporation during the term of my employment by the Corporation, whether pursuant to written agreements between the Corporation and me, the provisions of applicable Corporate policies that may be adopted from time to time or applicable law or regulation.

This PECA is effective as of the acceptance by me of the award of PSU under the Award Agreement and is not contingent on the vesting of my PSU Award.

Award Date: February 22, 2018

Exhibit B

Stock Ownership Requirements

Lockheed Martin’s Stock Ownership Requirements for Key Employees apply to all senior level positions of Vice President and above. This reflects the expectations of our major stockholders that management demonstrate its confidence in Lockheed Martin through a reasonable level of personal share ownership. This practice is consistent with other major U.S. corporations which link some portion of personal financial interests of key employees with those of shareholders.

Stock Ownership Requirements

Title	Annual Base Pay Multiple
Chairman, President and Chief Executive Officer	6 times
Chief Operating Officer	5 times
Chief Financial Officer	4 times
Executive Vice Presidents	3 times
Senior Vice Presidents	2 times
Other Elected Officers	2 times
Other Vice Presidents	1 times

Satisfaction of Requirements

Covered employees may satisfy their ownership requirements with common stock in these categories:

•	Shares owned directly.

•	Shares owned by a spouse or a trust.

•	Shares represented by monies invested in 401(k) Company Common Stock Funds or comparable plans.

•	Share equivalents as represented by income deferred to the Company Stock Investment Option of the Deferred Management Incentive Compensation Plan (DMICP).

•	Unvested Restricted Stock Units

Key employees will be required to achieve the appropriate ownership level within five years and are expected to make continuous progress toward their target. Appointment to a new level will reset the five year requirement. Unexercised options prior to vesting are not counted toward meeting the guidelines.

Holding Period

Covered employees must retain net vested Restricted Stock Units and Performance Stock Units and the net shares resulting from any exercise of stock options if the ownership requirements are not yet satisfied.

Covered employees are asked to report annually on their progress toward attainment of their share ownership goals.